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                             RAILROAD SAVINGS BANK

                        CONTENTS OF DISCLOSURE SCHEDULE



SCHEDULE I - 2.1 (Articles/Bylaws)

     1.   Railroad Financial Corporation (Delaware)
          Certificate of Incorporation
          Bylaws

     2.   Railroad Savings Bank, F.S.B. (Federal)
          Federal Stock Charter
          Bylaws

     3.   Railroad Savings Service Company (Kansas)
          Articles of Incorporation
          Bylaws

SCHEDULE I - 2.2 (Stock Option Plans and Schedules)

     1.   1994 Employee/Director Plan
          Schedule of Employee issued/unexercised options outstanding
          Schedule of Director Options issued/unexercised for the 1994 and 1991 Plans
          1994 Plan Document for Employees/Directors

     2.   1991 Directors' Stock Option Plan Document

     3. 1986 Stock Option and Incentive Plan as Amended February 22, 1991 Schedule of Employee issued/unexercised options outstanding 1986/1991 Plan Document

SCHEDULE I - 2.3 (Ownership of Subsidiaries)

     None

SCHEDULE I - 2.5 (Absence of Changes)

     None

SCHEDULE I - 2.7 (Piper Jaffray Engagement Letter)

     Engagement Letter
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SCHEDULE I - 2.8 (Litigation and Other Proceedings)

     Description of current litigation involving Railroad

SCHEDULE I - 2.11 (Authority)

     Loan Agreement with Bank IV Wichita

SCHEDULE I - 2.12 (Employment Arrangements)

     1.   Description of former Employment Agreement with John Gunther

     2.   List of Advisory Directors

SCHEDULE I - 2.13 (Employee Benefits)

     1. Railroad Savings Bank, F.S.B. 401(K) Savings and Profit Sharing Plan and Trust, and amendments, thereto

     2.   Amendments to Benefit Plans

     3.   Railroad Savings Bank, F.S.B., Dependent Care Assistance Plan

     4.   Railroad Savings Bank, F.S.B., Flexible Benefits Plan Document

SCHEDULE I - 2.15 (Property and Assets)

     None

SCHEDULE I - 2.16 (Agreements and Instruments)

     1. Agreements of Railroad Financial Corporation regarding issuance of 10% Senior Notes

     2.   Loan Agreement of Railroad Financial Corporation with Bank IV Wichita

     3.   Schedule of all FHLB advances as of March 31, 1995

SCHEDULE I - 2.18 (Tax Matters)

     Description of Audits of Tax Returns

SCHEDULE I - 2.19 (Environmental Matters)

     Branch Purchase Application and Agreement of Savings
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SCHEDULE I - 2.20(a) (Asset Collateral Evidence)

     Description of BASSO loan

SCHEDULE I - 2.20(b) (Classified Assets)

     Schedule of Classified Assets by Classification and Asset type

SCHEDULE I - 2.22 (Derivative Contracts)

     List of Derivative Contracts

SCHEDULE I - 2.23 (Insurance Policies)

     Copies of insurance certificates and policy descriptions

SCHEDULE I - 4.2(c) (xix)

     1. Construction Loan Participation Agreement with Fidelity Savings Association of Kansas, fsb for a maximum revolving commitment of $10 million.

     2. Draft of a Construction Loan Participation Agreement in the process of negotiation with Wichita Federal Savings Bank. There are several construction loans submitted which are in various stages of approval, whose closing are in contemplation of final execution of this Agreement.

     3. Draft of an Adjustable Rate Loan Participation Agreement with Landmark Federal Savings Bank of Dodge City, Kansas. This Agreement is in the final stages of negotiation and has been presented for execution.